EXHIBIT 5

BEIJING BRUSSELS CENTURY CITY HONG KONG LONDON NEWPORT BEACH	400 South Hope Street Los Angeles, California 90071-2899 TELEPHONE (213) 430-6000 FACSIMILE (213) 430-6407 www.omm.com	NEW YORK SAN FRANCISCO SHANGHAI SILICON VALLEY TOKYO WASHINGTON, D.C.

OUR FILE NUMBER

933,430-002

August 11, 2008

Willdan Group, Inc.

2401 East Katella Avenue, Suite 300

Anaheim, California 92806

Re:          Registration of Securities of Willdan Group, Inc.

Ladies and Gentlemen:

In connection with the registration of up to 486,167 shares of Common Stock of Willdan Group, Inc., a Delaware corporation (the “Company”), par value $0.01 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to the Willdan Group, Inc. 2008 Performance Incentive Plan (the “Plan”), you have requested our opinion set forth below.

In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the Plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP